Exhibit 10.20

REAL ESTATE OPTION AGREEMENT

This Real Estate Option Agreement (“Agreement”) is made between Western Magnesium Corporation, a Delaware corporation (“Buyer”) with an address at 3733 Howard Hughes Parkway-Suite 249, Las Vegas, Nevada 89169 and Harrison County Community Improvement Corporation, an Ohio Corporation (“Seller”) with an address at 538 N. Main Street, Cadiz, OH 43907, as of the date of the last signature on this Agreement (“Acceptance Date”).

RECITALS:

A. Seller is the owner of the parcel of land (“Land”) comprising approximately 122 acres in the Village of Cadiz, Harrison County, Ohio as further set forth on Exhibit A attached hereto and as further shown on the drawing attached hereto as Exhibit B (“Drawing”).

B. Seller desires to grant to Buyer, and Buyer desires to receive from Seller, the exclusive right and option to purchase the Land, together with all rights, fixtures, easements, rights-of-way, licenses, privileges and appurtenances thereunto belonging, and any right, title and interest of Seller in and to the land lying within any adjoining street, alley, roadway or railroad right-of-way or any adjoining strips and gores (collectively, “Property”), upon the terms and subject to the conditions hereinafter set forth. All patties understand the Seller cannot convey oil and gas rights to the property due to lack of ownership.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants herein contained, Seller and Buyer agree as follows:

ARTICLE I: OPTION TO PURCHASE PROPERTY

1.01 The Option. Seller gives and grants to Buyer the exclusive right and option (“Option”) to purchase the Property. The Option shall remain in full force and effect until 5:00 P.M., E.S.T., on the date that is twenty four (24) months after the Acceptance Date (“Termination Date”).

1.02 Manner of Exercise. The Option shall be exercisable by Buyer by the delivery of written notice to Seller on or before the Termination Date. The failure of Buyer to exercise this Option shall not create any obligation or liability upon either Seller or Buyer.

1.03 Effect of Exercise of Option. Upon the exercise of the Option, Seller and Buyer shall be bound by an agreement for the sale and purchase of the Property upon the te1ms and subject to the conditions set forth in this Agreement.

1.04 Option Consideration. In consideration for the grant of the Option, Buyer shall pay Seller the sum of $10,000.00 (“Option Consideration”), on or before that date occurring seven (7) days after the Acceptance Date. The Option Consideration shall be retained by Seller and non-refundable to Buyer in the event that the Option is not exercised by Buyer.

1.05 Intended Use. Buyer intends to use the Property for the development, construction and operation of a magnesium extraction and processing facility (“Intended Use”).

1.06 Seller Expenses. Buyer agrees to pay Seller expenses and legal fees to include title work to correct title defects. Buyer shall pay Seller $10,000.00 to be used as a retainer payable when the Option Consideration payment is made. If the retainer is depleted, Buyer and Seller will discuss and establish an additional retainer.

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ARTICLE II: PURCHASE PRICE

2.01 Purchase Price. Buyer shall pay Seller a purchase price (“Purchase Price”) for the Property in the amount of $22,000.00 per acre, if and when they exercise the option to purchase.

ARTICLE III: TITLE, SURVEY AND ENVIRONMENTAL AUDIT

3.01 Seller’s Information. Seller shall, within thirty (30) days after the Acceptance Date, deliver to Buyer all available information pertaining to the Property, including but not limited to, existing title work, surveys, soil boring tests, environmental reports, engineering feasibility studies, land use plans, plans and specifications, zoning permits, building permits, appraisals, inspection reports and utility agreements, market studies and notices from governmental entities or agencies. Seller shall deliver this information to the extent the above documents are prepared and available.

3.02 Evidence of Title. As evidence of title to the Property, Buyer shall obtain a commitment (“Commitment”) for the issuance to Buyer of an ALTA Form B Owners Title insurance Policy (“Title Policy”) in an amount acceptable to Buyer, issued by a local recognized title company (“Title Company”) acceptable to Buyer. The Commitment shall include legible copies of all documents referred to as exceptions in the Commitment.

3.03 Survey. Buyer will obtain a survey of the Property (“Survey”) and a surveyor’s report in the form customarily used by the Title Company, addressed to Buyer and the Title Company, both prepared by a licensed engineer or surveyor approved in advance by the Title Company and Buyer. The Survey shall contain such items as may be required by Buyer or Title Company, including but not limited to, the following: (i) a metes and bounds legal description of the Property based upon the Survey and showing the record legal description; (ii) a computation of the gross number of acres (and the corresponding square feet and net useable square feet) contained therein for the Property, and a computation of the acreage and square footage of all rights-of-way, flood plains, easement areas and other unbuildable areas therein; (iii) the boundary lines of the Property, with all corners properly monumented, and showing the beatings and distances in conformance with the legal description; (iv) the location of any structures or improvements and existing easements (with volume and page reference), rights-of-way on or adjacent to the Property, utility lines (including water, sanitary sewer, storm sewer, gas, electric and telephone) serving the Property, encroachments, conflicts and protrusions affecting the Property and set back lines; (v) the location of all officially designated 100-year flood plains and flood prone areas, if any; (vi) the zoning use district in which the Property are located; (vii) any physical evidence of occupation or use of the Property; and (viii) the names of all adjoining land owners and the names of all providers of utilities. If subdivision approval is required in connection with the transfer and conveyance of the Property then the Survey shall meet all subdivision requirements. The Survey shall also include a certificate certifying to Buyer and the Title Company that the Survey was made by the surveyor on a certain date, made on the ground, that the Survey is a true, complete and accurate representation of the Property, that there are no discrepancies, boundary line conflicts, encroachments, officially designated 100-year flood plains or flood prone areas, power lines, easements, roads or rights-of-way except as shown on the Survey, and that the Survey is made in accordance with the “Minimum Requirements for Land Title Surveys” adopted by ALTA and ACSM. The Survey shall be sufficient to permit the Title Company to delete the standard survey exception in the Title Commitment.

3.04 Review and Approval of Commitment and Survey. Buyer shall have thirty (30) days after receipt of the last of the Commitment and Survey to review and approve, or specify objections to, the Commitment and Survey. Seller shall use its best efforts to remove any such objections to the Commitment and Survey within thirty (30) days thereafter. If Seller is unable to remove the objections within said time pe1iod, then Buyer may (i) terminate this Agreement, (ii) extend the time for removing the objections, or (iii) waive the objections. As used in this Agreement, the term “Permitted Exceptions’’ means any exceptions to the Commitment or Survey approved in writing by Buyer.

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3.05 Update of Commitment. At the Closing, the Commitment shall be updated with all exceptions to the title (including the general, standard and preprinted exceptions) deleted except for the Permitted Exceptions, and with affirmative insurance that (i) all easements appurtenant to the Property are not subject to any title exception except the Permitted Exceptions and such easements will not be terminated or impaired if a tax foreclosure occurs; (ii) all separate parcels comprising the Property are contiguous and the Property are contiguous to all appurtenant easements; and (iii) no improvements encroach on the Property and improvements intended to be located on the Property does not encroach on setback lines, easements, or lands of others.

3.06 Environmental Audit. Buyer at its option may obtain an environmental report or site assessment (“Environmental Audit”) of the Property from any registered engineer (“Engineer”) approved by Buyer. The Environmental Audit may include, at Buyer’s option, any or all of the following: (i) a description of the scope of the Engineer’s investigation which includes (a) a search and examination of the records of governmental agencies (local, state and federal) on environmental matters; (b) a physical inspection of the Property to identify potential environmental problems (including but not limited to asbestos and underground storage tanks); (c) a tour of the area around the Property to determine potential sources of environmental problems; (d) a review of the location of federal, state and local hazardous waste sites in the vicinity and their effect on the Property; (e) interviews of employees of the Seller and owners of land adjacent to the Property; and (f) a review of the proper ownership and use of the Property; and (ii) a written analysis of the findings of the Engineer’s investigation in fom1 and substance satisfactory to Buyer.

3.07 Review and Approval of Environmental Audit. Buyer shall have thirty (30) days after the receipt of the Environmental Audit to review and approve, or specify objections to, the Environmental Audit. If the Environmental Audit contains a recommendation that further inspections or testing be performed, Buyer shall have the right to obtain such additional inspections or testing and Buyer shall have thirty (30) days after the receipt of such additional inspections or testing to specify objections to the Environmental Audit. If Buyer objects to any items, the Seller may, at Seller’s option, (i) notify Buyer that Seller will undertake such actions as may be required to cure the objections, at Seller’s expense, and deliver evidence to Buyer that Seller has cured such objections; or (ii) elect not to cure such objections. Seller shall notify Buyer within seven (7) days after receipt of Buyer’s objections of Seller’s election. If Seller elects not to cure such objections, or if Seller cannot or does not cure such objections within thirty (30) days after receipt of Buyer’s objections, then Buyer may (a) tem1inate this Agreement; (b) extend the time for removing the objections; or (c) waive the objections and close the purchase of the Property in accordance with the other provisions of this Agreement. Buyer shall notify Seller of Buyer’s election within seven (7) days after receipt of Seller’s notice.

ARTICLE IV: SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Seller represents, warrants and agrees, as of the Acceptance Date and the Closing Date, as follows:

4.01 Organization, Authority and Enforceability. Seller is an improvement corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, Seller has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby; Seller has taken all requisite action necessary to authorize the execution, delivery and performance by Seller of this Agreement; and this Agreement constitutes a legal and binding obligations of Seller enforceable in accordance with its terms.

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4.02 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions hereunder do not violate any terms, provisions and conditions of any agreement or any decree, judgment, or other obligation binding upon Seller.

4.03 No Pending Litigation. There is no action or proceeding pending or, to the best of Seller’s knowledge, threatened which will materially and adversely affect the Property or Seller’s ability to perform this Agreement.

4.04 Condemnation. There are no pending or, to the best of Seller’s knowledge, threatened condemnation, eminent domain or similar proceedings or legislation affecting or relating to the Property, or any po1tion thereof, nor, to the best of Seller’s knowledge, are any such proceedings contemplated by any governmental authority.

4.05 Assessments. Seller has not received notice of, nor does Seller have any knowledge of any proposed or actual assessments against the Property relating to utilities, sewers, roadways or other improvements.

ARTICLE V: CONDITIONS PRECEDENT

Buyer’s obligations under this Agreement are subject to the satisfaction of each of the following conditions (“Conditions Precedent”). Seller shall use its best efforts to fulfill any Condition(s) Precedent to be performed by Seller. In the event that any of the Conditions Precedent are not satisfied on or before 5:00 P.M., E.S.T. on that date (“Contingency Date”) occurring sixty (60) days after the date, if any, of Buyer’s exercise of the Option, Buyer may elect either: (a) to proceed toward the Closing of this transaction regardless of the failure to satisfy said Condition Precedent, in which case the Closing shall constitute a waiver by Buyer of said Condition Precedent; or (b) to notify Seller that all of the Conditions Precedent have not been satisfied or waived and that, therefore, Buyer desires not to close this transaction, in which event this Agreement and all obligations of Seller and Buyer hereunder shall be terminated, and Seller shall retain the Option Consideration.

5.01 Commitment and Survey. Buyer shall have reviewed and approved the Commitment and the Survey.

5.02 Environmental Audit. Buyer shall have reviewed and approved the Environmental Audit.

5.03 Uncured Breach. There shall be in existence no uncured breach of any representation or warranty of Seller and no uncured default of any covenant or agreement of Seller set forth in this Agreement.

5.04 Engineering Feasibility. Buyer shall have approved the results of any soil boring tests or engineering feasibility studies of the Property.

5.05 Utility Availability. Buyer shall have received such assurances as it may require that electricity, water, natural gas, sanitary and storm sewers (or other appropriate drainage systems), fire protection, telephone and any other necessary utilities or services required for the Intended Use of the Property are available, in sufficient quantities, and at a cost or expense acceptable to Buyer.

5.06 Permits. Buyer shall be satisfied that Buyer can obtain in due course all permits or approvals necessary to the completion of construction, occupancy and operation of the Property in accordance with the Intended Use.

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5.07 Subdivision Approvals. Seller shall have obtained all necessary parcel transfer and subdivision approvals required for the conveyance and transfer of the Property to Buyer. Buyer shall have obtained assurances that the Buyer may obtain any fu1iher parcel transfer and subdivision approvals required for the Intended Use.

5.08 Assessments. Buyer shall have obtained and approved a written confirmation from the governmental agency or agencies having jurisdiction over the taxation of the Property that the Property is not subject to any special or general assessments, other than Approved Assessments (as hereinafter defined).

5.09 Board of Directors: Exercise of Option. Buyer shall have obtained the approval of Buyer’s Board of Directors, and Buyer shall have exercised the Option.

5.10 Economic Incentives and Tax Abatements. Buyer shall have obtained or be satisfied that Buyer can obtain in due course all economic incentives and tax abatements with the Village of Cadiz, County of Harrison and the State of Ohio required for the feasibility of the Intended Use.

ARTICLE VI: CLOSING

6.01 Closing. The Closing (“Closing”) of the sale and purchase of the Property shall be held not later than thirty (30) days after the earlier of the Contingency Date or the date of satisfaction or waiver of all Conditions Precedent by Buyer (“Closing Date”), at a time and place agreed upon by the Seller and Buyer.

6.02 Conveyance and Possession. At the Closing, Seller shall convey to Buyer a good and marketable fee simple title to the Property by executing and delivering to Buyer a transferable and recordable general warranty deed (“Deed”), subject only to Permitted Exceptions and to taxes and the installments of Approved Assessments not yet due and payable.

6.03 Property Taxes. Seller shall pay (or have paid) in full (i) all ad valorem property taxes (both real and personal) due and payable as of the Closing, (ii) all assessments against the Property other than those assessments approved by Buyer (“Approved Assessments”) and (iii) all installments of Approved Assessments due and payable on or before Closing.

All ad valorem property taxes (both real and personal) and Approved Assessments due and payable after the Closing Date shall be prorated as of the Closing Date with Seller paying for that portion of the calendar year through the day before the effective date of Closing and Buyer paying the remaining portion. If the actual amount of said taxes and Approved Assessments is not known on the Closing Date, the same shall be prorated on the basis of the last available tax rate and valuation as shown on the County Auditor’s tax duplicate, and shall be adjusted between the parties when the actual amount of said taxes is known.

In addition, Seller shall pay any agricultural use recoupment charges or other recoupment charges which become payable on or after the Closing Date.

6.04 Possession. Seller shall deliver exclusive possession of the Property to Buyer at Closing.

6.05 Closing Costs. Seller shall pay the following costs and expenses: (i) all applicable transfer taxes and conveyance fees; (ii) the cost of recording releases of any mortgages given by Seller; (iii) the costs of recording title correction documents; (iv) delinquent taxes and installments of Approved Assessments; (v) assessments against the Property that are not Approved Assessments; (vi) Seller’s share of taxes and assessments on and after the Closing, as set forth in Section 6.03; (vii) Seller’s share of recoupment charges, if any; and (viii) one-half (l/2) of the charges of the Escrow Agent, if any. Buyer shall pay (i) the recording fees for the Deed; (ii) all title insurance costs; (iii) the cost of the Survey and Environmental Audit, if any; (iv) one-half (1/2) of the charges of the Escrow Agent, if any, (v) the costs of correcting title defects

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6.06 Closing Items to be Delivered by Seller. Seller shall deliver the following items at Closing: (i) the Deed; (ii) an affidavit complying with Section 1445 of the Internal Revenue Code that Seller is not a foreign person or, in lieu thereof, Buyer may withhold from the Purchase Price such amounts as may be required to comply with such law; (iii) such documents as may reasonably be requested by Buyer and the Title Company to evidence Seller’s authority to execute and perform this Agreement and all documents required hereunder; (iv) such authority and indemnity agreements as may be required by the Title Company to delete the general, standard or preprinted exceptions to the Title Commitment; and (v) such other documents as may be required hereunder or reasonably requested by Buyer.

6.07 Closing Items to be Delivered by Buyer. Buyer shall deliver the following items at Closing: (i) the Purchase Price in accordance with Section 2.01; and (ii) such other documents as may be required hereunder or reasonably requested by Seller.

ARTICLE VII: DEFAULT AND REMEDIES

7.01 Default by Seller. If Seller defaults hereunder or fails to perform its obligations hereunder or if any representation, warranty or agreement of Seller is breached, then Buyer shall be entitled (i) sue Seller in law or equity for specific performance; (ii) terminate this Agreement; and/or (iii) proceed in law or equity to recover damages or pursue any other remedy available to Buyer of law or in equity.

7.02 Default by Buyer. If Buyer defaults hereunder, Seller shall be entitled to retain the Option Consideration as full and complete liquidated damages.

ARTICLE VIII: INTENTIONALLY DELETED

ARTICLE IX: MISCELLANEOUS

9.01 Broker. Seller and Buyer each represents and warrants to the other that neither has engaged or consulted with any real estate broker, agent or salesman. Seller and Buyer shall each defend, indemnify and hold the other ha1mless from any claims, losses, liabilities, expenses and commissions payable by reason of such party’s breach of such representation and warranty.

9.02 Cooperation and Access. At any time after the Acceptance Date, Buyer shall have the right and power to make application for such changes, pe1mits and approvals as may, in Buyer’s sole discretion, be necessary for the Intended Use of the Property. Seller agrees, at no cost to Seller, to cooperate with Buyer and execute any such applications which may be required by the authorities having jurisdiction thereof. At any time after the Acceptance Date, Buyer shall have access to the Property during normal business hours, for the purpose of inspecting the Property, conducting soil boring tests, water tests and other feasibility and environmental studies, and undertaking such other studies and tests as Buyer deems necessary or desirable for the Intended Use of the Property.

9.03 Notices. Any notice to be given hereunder shall be in writing. All notices shall be personally delivered, or sent certified mail, return receipt requested, postage prepaid, or sent by a nationally recognized overnight courier to the recipient’s address set forth in the introductory paragraph of this Agreement. Notices shall be deemed to have been given on the earlier or actual receipt or three (3) days after deposit with the U.S. mail or the overnight courier.

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9.04 Assignment. This Agreement may be assigned by Buyer to any assignee approved by Seller which approval will not be unreasonably withheld. The term “Buyer” includes any assignee of Buyer. Any Buyer hereunder shall be released from all liabilities hereunder upon assigning this Agreement and giving written notice of the assignment to Seller.

9.05 Confidentiality. Seller shall not, without the prior written consent of the Buyer, disclose this Agreement or any of the terms of this Agreement to any third party.

9.06 Memorandum of Option. At the election of Buyer, the parties shall execute and record a memorandum of this Agreement and/or of the Option not later than three (3) days after the Acceptance Date.

9.07 Risk of Loss. Subject to Article 11, all risk of loss, destruction or damage to the Property prior to completion of the Closing shall be borne by Seller.

9.08 Miscellaneous. No representations, warranties or promises pertaining to this Agreement, the Property have been made by, or shall be binding upon, either Seller or Buyer, except as expressly stated herein. This Agreement shall be binding and inure to the benefit of Seller’s and Buyer’s respective successors and assigns. All representations, warranties, covenants and indemnities of Seller hereunder shall survive the Closing and shall not be merged into the conveyance of the Property by execution, delivery and recording of the Deed. The headings contained herein are for the convenience of reference only, and are not to be used in interpreting this Agreement. This Agreement shall be construed and enforced pursuant to the laws of the State of Ohio. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same are in writing and signed by all parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one document. Time is of the essence in this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the dates below indicated, through their respective duly authorized representatives.

BUYER:

Western Magnesium Corporation

By:	/s/ Sam Ataya
Name:	Sam Ataya
Title:	Executive President & CEO
Dated:	August 2, 2021

SELLER:

Harrison County Community Improvement Corporation

By:	/s/ Dale Arbaugh
Name:	Dale Arbaugh
Title:	President
Dated:	8-4-2021

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EXHIBITS

Exhibit A	–	Legal Description
Exhibit B	-	Drawing

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Exhibit A

Legal Description

[To be attached upon completion of the title commitment.]

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Exhibit B

Drawing

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